Exhibit 99.1        Press Release dated July 27, 2017

SIMPSON MANUFACTURING CO., INC. ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS

Pleasanton, CA – July 27, 2017 -

Second quarter highlights
● Consolidated net sales of $263.0 million increased 14% year-over-year
● Diluted earnings per share of $0.59 per share increased 9% year-over-year
● Declared quarterly cash dividend of $0.21 per share

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the second quarter 2017. Unless otherwise stated, the Company’s results below, when referencing "recently acquired businesses" or "acquired net sales" refer to Multi Services Dêcoupe S.A. (acquired August 2016), Gbo Fastening Systems AB (acquired January 2017), and CG Visions, Inc. (acquired January 2017), or net sales of such acquired businesses, respectively. Refer to the “Segment Reporting” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

Second Quarter 2017 Financial Highlights
All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the second quarter of 2017 with the second quarter of 2016.

•	Consolidated net sales of $263.0 million increased 14% compared to $230.0 million. Recently acquired businesses as a whole accounted for $15.0 million (45%) of the increased net sales.

◦
North America net sales of $215.7 million increased 9% compared to $197.3 million, primarily due to increases in sales volumes as well as in average net sales unit prices. Canada's net sales were flat for the quarter, primarily due to the negative effect of foreign currency translations from the weakening Canadian dollar against the United States dollar. In local currency, Canada net sales increased, primarily due to increases in sales volumes.

◦
Europe net sales of $45.2 million increased 47% compared to $30.8 million, primarily due to acquired net sales of $13.5 million, which accounted for 94% of the increased net sales in Europe. Net sales were negatively affected by approximately $1.1 million in foreign currency translations primarily related to the weakening of the British pound against the United States dollar. In local currency, Europe net sales increased due to increases in sales volumes as well as in average net sales unit prices.

•
Consolidated gross profit of $123.5 million increased 11% compared to $111.5 million. Gross profit as a percentage of net sales decreased to 47% from 48%. Recently acquired businesses had an average gross profit margin of 32% in the second quarter of 2017.

◦	North America gross profit as a percentage of net sales decreased to 49% from 50%.

◦	Europe gross profit as a percentage of net sales decreased to 37% from 41%, primarily due to the recently acquired businesses.

•
Consolidated income from operations of $45.1 million increased 10% compared to $40.9 million. As a percentage of net sales, consolidated income from operations decreased to 17% from 18%. Recently acquired businesses as a whole recorded $0.1 million in operating losses in the second quarter of 2017, primarily due to purchase accounting adjustments such as intangible amortization expense.

◦	North America income from operations of $42.0 million increased 5% compared to $40.1 million.

◦	Europe income from operations of $4.1 million increased 118% compared to $1.9 million.

•
Consolidated net income was $28.2 million, or $0.59 per diluted share of the Company's common stock, compared to net income of $26.2 million, or $0.54 per diluted share of the Company's common stock. Recently acquired businesses as a whole recorded a net loss of $0.3 million in the second quarter of 2017.

Year-to-Date (6-month) 2017 Financial Highlights
All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the six months ended June 30, 2017 with the six months ended June 30, 2016.

•	Consolidated net sales of $482.9 million increased 12% compared to $429.5 million. Recently acquired businesses as a whole accounted for $27.6 million (52%) of the increased net sales.

◦
North America net sales of $399.5 million increased 7% compared to $371.7 million, primarily due to increases in sales volumes, as well as average net sales unit prices. Canada's net sales increased, primarily due to increased volumes.

◦
Europe net sales of $79.6 million increased 46% compared to $54.5 million, primarily due to acquired net sales of $24.6 million, which accounted for 98% of the increased net sales. Net sales were negatively affected by approximately $2.3 million in foreign currency translations, primarily related to the weakening of the British pound against the United States dollar. In local currency, Europe net sales increased due to increases in sales volumes as well as in average net sales unit prices.

•
Consolidated gross profit of $223.7 million increased 10% compared to $204.0 million. Gross profit as a percentage of net sales decreased to 46% from 47%. Recently acquired businesses had an average gross profit margin of 31% in the six months ended June 30, 2017.

◦	North America gross profit as a percentage of net sales remained 49%.

◦	Europe gross profit as a percentage of net sales decreased to 35% from 39%, primarily due to the recently acquired businesses.

•
Consolidated income from operations of $67.8 million increased slightly compared to $67.6 million. As a percentage of net sales, consolidated income from operations decreased to 14% from 16%. Recently acquired businesses as a whole recorded $0.2 million in operating losses in the six months ended June 30, 2017, primarily due to purchase accounting adjustments such as intangible amortization expense.

◦	North America income from operations of $68.8 million decreased 3% compared to $70.6 million.

◦	Europe income from operations of $2.3 million increased 720% compared to $0.3 million.

•
Consolidated net income was $51.3 million, or $1.07 per diluted share of the Company's common stock, compared to net income of $42.5 million, or $0.88 per diluted share of the Company's common stock. Recently acquired businesses as a whole contributed net income of $7.8 million in the six months ended June 30, 2017, as a result of an $8.4 million gain on a bargain purchase recorded in the first quarter of 2017.

Management Commentary

"Our second quarter financial results, while fundamentally strong, reflect the various investments we have been making in our business, including the development of our truss software offering, growing our market share in Europe with the associated recent acquisitions and working to deepen our foothold in the concrete repair and protection space,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Beyond these initiatives, with an industry-leading position in the U.S. connector market, the wood construction products are core to our operations and we remain dedicated to continuing to grow our offering in the single and multi-family residential and commercial space. Further, we are intently focused on reducing our total selling, general and administrative expenses as a percentage of net sales which were under 30% for the quarter and down 118 basis points from the prior year quarter. While we do not expect SG&A as a percentage of net sales to be reduced to the 22% level we achieved in 2006, we are focusing on ways to be able to better leverage our expenses as we begin to monetize our various strategic initiatives.”

Mrs. Colonias concluded, “We continue to have a strong financial position which affords us the flexibility and capability to continue investing in our long-term strategy to increase shareholder value and to return capital to our valued shareholders. Despite maintaining an industry-leading gross profit margin and operating income margin, the investments we have been making in our strategic initiatives have yet to fully materialize and reflect the operating leverage and earnings power that Simpson Manufacturing strives to achieve. Over the coming quarters, we plan to provide additional metrics and targets to help our investors to better measure our success and progress on these initiatives.”

Corporate Developments

•
On July 13, 2017, the Company’s Board of Directors (the "Board") declared a cash dividend of $0.21 per share. The dividend will be payable on October 26, 2017 to shareholders of record as of October 5, 2017.

•
During the second quarter of 2017, the Company repurchased 425,000 shares of the Company's common stock pursuant to an accelerated stock repurchase program, at an average price of $41.28 per share, for a total of $17.5 million. At June 30, 2017, approximately $54.0 million remained available for repurchase under the August 2016 Board authorization for repurchasing shares of the Company's common stock having an aggregate value of up to $125.0 million through December 31, 2017.

•
At the Company's annual meeting on May 16, 2017, Mr. Michael Bless was elected as an independent director to the Board. On the same day, Mr. Bless was appointed by the Board to both the Audit and Acquisitions and Strategy Committees. Mr. Bless has extensive board and operational experience and currently serves as President and Chief Executive Officer of Century Aluminum Co., a company in a related industry which complements Simpson’s existing Board membership. The Board believes he will provide valuable perspectives and insights to enhance the execution of the Company’s growth strategies.

Business Outlook

The Company is currently uncertain whether the market price for steel will remain stable during the third quarter of 2017.

Subject to changing economic conditions, future events and circumstances, the Company is reiterating its outlook for gross profit margin to be in the range of 45% to 46% for the full year ending December 31, 2017.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s second quarter 2017 financial results conference call on Friday, July 28, 2017 at 9:00 am Eastern Time (6:00 am Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through a link on the Company’s website at www.simpsonmfg.com. The webcast will remain posted on the Company’s website for 90 days.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, based on numerous assumptions and subject to risks and uncertainties (some of which are beyond our control), such as statements above regarding steel prices and the Company's gross profit margin outlook. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements we furnish will not materialize or will vary significantly from actual results. Although the Company believes that these forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct, and our actual results might differ materially from results suggested by any forward-looking statement in this document. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general business cycles and construction business conditions; (ii) customer acceptance of the Company's products; (iii) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (iv) relationships with key customers; (v) materials and manufacturing costs; (vi) the financial condition of customers, competitors and suppliers; (vii) technological developments including software development; (viii) increased competition; (ix) changes in industry practices or regulations; (x) litigation risks and actions by activist shareholders, (xi) changes in capital and credit market conditions; (xii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiii) changes in trade regulations; (xiv) the effect of acquisition activity; (xv) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xvi) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including in the Company's most recent Annual Report on Form 10-K under the heading "Item 1A - Risk Factors." Actual results might differ materially from results suggested by any forward-looking statements in this document. Except as required by law, the Company undertakes no obligation to publicly release any update or revision to these forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. The information in this document speaks as of the date hereof and is subject to change. Any distribution of this document after the date hereof is not intended and should not be construed as updating or confirming such information. In light of the foregoing, investors are urged not to rely on our forward-looking statements in making an investment decision about our securities. We further do not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unreviewed and unaudited basis; reviewed and unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2017, when filed.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2017	2016	2017	2016
Net sales	$263,002	$229,973	$482,869	$429,496
Cost of sales	139,477	118,486	259,188	225,486
Gross profit	123,525	111,487	223,681	204,010
Research and development and engineering expense	13,264	11,452	26,371	22,875
Selling expense	28,511	24,822	57,994	50,009
General and administrative expense	36,563	34,945	71,549	64,243
Loss (gain) on disposal of assets	50	(656)	(1)	(682)
Income from operations	45,137	40,924	67,768	67,565
Loss in equity method investment, before tax	(12)	—	(41)	—
Interest expense, net	(199)	(83)	(388)	(318)
Gain on bargain purchase of a business	—	—	8,388	—
Income before taxes	44,926	40,841	75,727	67,247
Provision for income taxes	16,712	14,640	24,392	24,703
Net income	$28,214	$26,201	$51,335	$42,544
Earnings per common share:
Basic	$0.59	$0.54	$1.08	$0.88
Diluted	$0.59	$0.54	$1.07	$0.88
Weighted average shares outstanding:
Basic	47,634	48,399	47,634	48,353
Diluted	47,920	48,605	47,922	48,533
Cash dividend declared per common share	$0.21	$0.18	$0.39	$0.34
Other data:
Depreciation and amortization	$8,572	$7,442	$16,935	$14,878
Pre-tax equity-based compensation expense	$3,209	$3,573	$11,185	$6,323

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	June 30,		December 31,
(Amounts in thousands)	2017	2016	2016
Cash and cash equivalents	$140,950	$246,337	$226,537
Trade accounts receivable, net	172,331	144,916	112,423
Inventories	265,293	218,164	232,274
Assets held for sale	308	—	—
Other current assets	17,457	11,482	14,013
Total current assets	596,339	620,899	585,247
Property, plant and equipment, net	261,362	219,391	232,810
Goodwill	137,160	124,993	124,479
Other noncurrent assets	46,616	34,256	37,438
Total assets	$1,041,477	$999,539	$979,974
Trade accounts payable	$37,742	$27,069	$27,674
Capital lease obligation - current portion	525	—	—
Other current liabilities	95,989	85,274	81,122
Total current liabilities	134,256	112,343	108,796
Other long-term liabilities - net of current portion	7,810	4,920	5,336
Stockholders' equity	899,411	882,276	865,842
Total liabilities and stockholders' equity	$1,041,477	$999,539	$979,974

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
(Amounts in thousands)	2017	2016	change*	2017	2016	change*
Net Sales by Reporting Segment
North America	$215,739	$197,284	9%	$399,510	$371,738	7%
Europe	45,234	30,820	47%	79,615	54,518	46%
Asia/Pacific	2,029	1,869	9%	3,744	3,240	16%
Total	$263,002	$229,973	14%	$482,869	$429,496	12%
Net Sales by Product Group**
Wood Construction	$224,013	$196,734	14%	$414,890	$368,512	13%
Concrete Construction	38,917	33,239	17%	67,734	60,983	11%
Other	72	—	N/M	245	1	N/M
Total	$263,002	$229,973	14%	$482,869	$429,496	12%
Gross Profit (Loss) by Reporting Segment
North America	$106,484	$97,703	9%	$195,474	$181,416	8%
Europe	16,809	12,684	33%	27,865	21,246	31%
Asia/Pacific	326	1,050	(69)%	455	1,356	(66)%
Administrative and all other	(94)	50	N/M	(113)	(8)	N/M
Total	$123,525	$111,487	11%	$223,681	$204,010	10%
Income (Loss) from Operations
North America	$42,011	$40,116	5%	$68,778	$70,568	(3)%
Europe	4,138	1,899	118%	2,304	281	720%
Asia/Pacific	71	852	(92)%	(124)	1,007	(112)%
Administrative and all other	(1,083)	(1,943)	N/M	(3,190)	(4,291)	N/M
Total	$45,137	$40,924	10%	$67,768	$67,565	—%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400